Exhibit 99.1

NEWS RELEASE for November 21, 2007
Contact:	SED International, Inc.
Rob Kalman – VP, US Marketing
770-243-1056
rkalman@sedintl.com

Nationwide and SED Add JVC to Warehouse Direct Program

Atlanta, GA (November 21, 2007) –Nationwide Marketing Group (NMG) and SED International announced today that JVC products are now available for purchase via Nationwide’s Warehouse Direct fulfillment and distribution program. JVC will be fulfilled through Nationwide’s distribution partner SED International, Inc.

Mike Decker, Vice President, Marketing-Electronics for NMG said “JVC is an excellent addition to NMG’s Warehouse Direct program. JVC will provide NMG members technologically driven products with exclusive distribution that will meet and exceed the expectations of the purchaser.”

According to Nationwide, JVC will join more than forty other major appliance and consumer electronics manufacturers already active in the buying and marketing group’s distribution program.

“The addition of JVC to the Warehouse Direct line-up affords Nationwide members a great opportunity to turn inventory faster by shipping a mix of products from JVC and other manufacturers’ products for as little as $5,000 prepaid per shipment,” said Tom Roper, VP & GMM Of Consumer Electronics for SED International.

Warehouse Direct-SED provides same day shipping, up to 90 days free flooring through DirectPlus!, and five locations to efficiently serve Nationwide Members throughout the United States. Nationwide Members can reach Warehouse Direct-SED at 1-800-549-8220.

About Nationwide Marketing Group

Nationwide Marketing Group (NMG), headquartered in Winston-Salem, NC, is the nation’s largest buying and marketing organization for independent appliance, electronics, and furniture dealers. Larger than all competing groups combined, NMG has approximately 2,800 members throughout the United States –independent dealers with more than 7,500 storefronts and a combined $11 billion in annual sales. Nationwide Marketing Group, the parent organization of RentDirect Nationwide and Specialty Electronics Nationwide, offers a unique portfolio of services designed to support its members and strengthen their position in the marketplace. Additional information can be found at www.nationwidegroup.org.

About SED International, Inc.

SED International, Inc., founded in 1980 is a leading provider of consumer electronics, computer, and wireless communications products to channel partners throughout the United States and Latin America. Known for industry leading service levels, SED International delivers world-class offerings including flexible financing, end-user fulfillment, expert technical support, and customized reseller programs. SED International is headquartered in Atlanta, GA with additional sales offices and distribution centers in Dallas, TX; Miami, FL; Tampa, FL; City of Industry, CA; Buenos Aires, Argentina; and Bogota, Columbia. Additional information can be found at www.sedonline.com.